EXHIBIT 11.1
                  CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE

                                       Year ended December 31,
                                        1997             1996

Net Loss . .....................   $  (4,809,215)  ($  5,575,882)
                                   =============   =============

Weighted average number
of common shares outstanding ...       5,544,833       4,078,964
                                   =============   =============

Net income (loss) per share ....   $               ($       1.37)
                                   =============   =============


     Diluted loss per share is not presented as the amounts are not dilutively or incrementally different from net loss per share amounts.